UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

October 1, 2012

Date of Report (Date of earliest event reported)

STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-625-8100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2012, Stewart Information Services Corporation (the “Company”) entered into employment agreements, effective January 1, 2012, with each of Matthew W. Morris and J. Allen Berryman in their capacities as the Company’s Chief Executive Officer and Chief Financial Officer, respectively (collectively, the “Agreements” and, each, an “Agreement”). The material terms of the Agreements are summarized below:

Term:

The term of each Agreement is three (3) years, effective January 1, 2012. The Agreements extend automatically on a year-to-year basis thereafter, unless terminated by either of the parties upon 90 days’ notice prior to the end of a term.

Compensation and Benefits:

Pursuant to the terms of their respective Agreements, Messrs. Morris and Berryman are entitled to receive annual salaries of not less than $400,000 and $310,000 per year, respectively, subject to increase at the sole discretion of the Board of Directors of the Company (the “Board”), plus customary vacation, medical, dental and life insurance benefits and reimbursement of certain qualified business expenses by the Company.

Both Messrs. Morris and Berryman are eligible to receive an annual short term incentive cash payment pursuant to an incentive plan. Under such incentive plan, Mr. Morris’ current target payout is 60% of base pay, or $240,000 and Mr. Berryman’s current target payout is 30% of base pay, or $93,000, and the maximum annual payment is two times the target payout for both of them. The payout amounts will be determined by the attainment towards metrics specific to the position and corporate performance, including Corporate EBITDA Improvement, Corporate Modified Return on Equity and Corporate Total Shareholder Return Ranking (as defined in the Agreements). In addition, Mr. Berryman’s payout amount will be further determined by operational performance including Budget Attainment, Customer Service Index and Cost Control Initiative (as defined in the Agreement).

Further, Messrs. Morris and Berryman are entitled to participate in the Company’s Long Term Incentive Plan. Currently, Mr. Morris’ target payout under such plan is 125% of his base pay, with 60% to be paid in restricted stock awards and 40% to be paid in restricted performance units. Currently, Mr. Berryman’s target payout under such plan is 75% of his base pay, with 60% to be paid in restricted stock awards and 40% to be paid in restricted performance units. The payout amounts will be determined by the Board in its discretion taking into account certain corporate performance metrics, including Annualized Total Shareholder Return and SISCO Total Shareholder Return (as defined in the Agreements) compared to the Russell 2000 Financial Services Index.

Payments Upon Qualifying Termination:

Pursuant to the terms of their respective Agreements, Messrs. Morris and Berryman are entitled to receive certain benefits upon the termination of their employment under certain circumstances. In the event of (i) the Company’s termination of their employment without “Cause” (as defined in the Agreements) during the term, (ii) their resignation for “Good Reason” (as defined in the Agreements) during the term, or (iii) their voluntary retirement, then such respective executive shall receive the following: (a) for Mr. Morris, a cash payment equal to 24 months of Mr. Morris’ then-current salary in effect, or, for Mr. Berryman, a cash payment equal to 12 months of Mr. Berryman’s then-current salary in effect; (b) continued medical and dental benefits equal to those that were in effect as of the date of termination and reimbursement of applicable COBRA premiums for a 12-month period following the termination date (or until the executive is eligible to receive benefits under another employer-provided plan or the executive dies); (c) immediate vesting and removal of restrictions of all unvested stock grants; (d) payments of accrued but unpaid salary, short term incentive and long-term incentive payments and accrued but unused vacation time; (e) any benefits that have vested as of the termination date as a result of participation in any of the Company’s benefit plans; and (f) reimbursement of certain qualified business expenses by the Company.

To receive the severance and benefits provided in the event of a qualifying termination, Messrs. Morris and Berryman must execute a release of claims included with the Employment Agreements.

The Agreements also include non-competition and non-solicitation covenants by Messrs. Morris and Berryman for a twelve-month period following termination of their employment with the Company for any reason.

The descriptions of the Employment Agreements contained in this Current Report on Form 8-K are qualified in their entirety by reference to the complete text of the Employment Agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement entered into as of October 1, 2012 and effective as of January 1, 2012, by and between Stewart Information Services Corporation and Matthew W. Morris.

10.2	Employment Agreement entered into as of October 1, 2012 and effective as of January 1, 2012, by and between Stewart Information Services Corporation and Joseph Allen Berryman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
J. Allen Berryman, Chief Financial Officer, Secretary and Treasurer

Date: October 5, 2012